UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2004

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (832) 239-6000

Plains Exploration & Production Company

i

Plains Exploration & Production Company

Item 9 and 12. Regulation FD Disclosure; Results of Operations and Financial Condition

Plains Exploration & Production Company (the “Company”, “our”, “we” or “us”) is furnishing pursuant to Item 9 its estimates of certain operating and financial results for the three months ended June 30, 2004 and the six months ended December 31, 2004. In accordance with General Instruction B.2. of Form 8-K, the information presented under this Item 9 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements and Associated Risks

All statements, other than statements of historical fact, included in this report are forward-looking statements, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast” and similar expressions and statements regarding our business strategy, plans and objectives of our management for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. These statements, however, are subject to certain risks, uncertainties and assumptions, including, but not limited to:

•	uncertainties inherent in the development and production of oil and gas and in estimating reserves;

•	unexpected difficulties in integrating our operations with those of Nuevo Energy Company, or Nuevo;

•	the consequences of our officers and employees providing services to both us and Plains Resources and not being required to spend any specified percentage or amount of time on our business;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations;

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance, and

•	general economic, market, industry or business conditions.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those in the forward-looking statements. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

Disclosure of 2004 Estimates

The following tables and accompanying notes reflect current estimates of certain results for 2004 for Plains Exploration & Production Company. These estimates are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and our future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and estimates can or will be met. Any number of factors could cause actual results to differ materially from those in the following tables and accompanying notes, including but not limited to the factors discussed above. The estimates set forth below are given as of the date hereof only based on information available as of the date hereof. The estimates reflect our acquisition of Nuevo effective May 14, 2004. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission (“SEC”), and we encourage you to review such filings.

Plains Exploration & Production Company

Operating and Financial Guidance

	Quarter Ended June 30, 2004	Six Months 7/1/04-12/31/04
Estimated Production Volumes
Barrels of oil equivalent—MBOE	5,200—5,500	14,170—15,460
Barrels of oil equivalent—MBOE per day	57.0—60.0	77.0—84.0
% Oil	71%	75%
% Gas	29%	25%

Estimated Production Volumes—Assets Held for Sale (From 5/14/04) (for information purposes only—not included in above production amounts)
Barrels of oil equivalent—MBOE	200—210	775—810
Barrels of oil equivalent—MBOE per day	2.2—2.3	4.2—4.4

Estimated Oil Price differential to NYMEX (pre-hedge)—$/Bbl	$(4.50)—$(5.00)	$(4.50)—$(5.00)
Estimated Gas Price differential to Henry Hub (pre-hedge)—$/MMBTU	$(0.25)—$(0.50)	$(0.25)—$(0.50)

Production Costs per BOE
Lease operating expenses (excluding steam gas costs and electricity)	$5.45—$5.85	$5.05—$5.45
Steam gas costs	$1.20—$1.30	$1.65—$1.75
Electricity	$1.35—$1.45	$1.30—$1.40
Production and ad valorem taxes	$0.70—$0.90	$0.60—$0.80
Gathering and transportation	$0.20—$0.25	$0.15—$0.20

DD&A—oil and gas	$5.25—$5.50	$5.75—$6.00

General and administrative expenses per BOE (excluding Stock Appreciation Rights)
G&A excluding items below	$1.35—$1.50	$1.10—$1.25
Noncash compensation expense	$0.30—$0.35	$0.30—$0.35
Merger related expenses	$0.20—$0.25	$0.20—$0.25

Other expense (in thousands)
Accretion of asset retirement obligation	$2,000—$3,000	$6,000—$7,000

Book Tax Rate
Current	1%—3%	1%—3%
Deferred	37%—39%	37%—39%

Weighted Average Equivalent shares outstanding (in thousands)
Basic	59,700	77,000
Diluted	60,000	77,400

Capital Expenditures ($ in thousands)	$55,000—$62,000	$115,000—$125,000

Plains Exploration & Production Company

Operating and Financial Guidance

Commodity Derivative Summary

Production Period	Commodity	Instrument Type	Daily Volumes	Average Price	Index
Hedges of sales volumes
2004
April 1—May 13	Crude oil	Swap	18,500/Barrels/day	$23.89	WTI
May 14—June 30	Crude oil	Swap	38,000/Barrels/day	$24.82	WTI
3rd Quarter	Crude oil	Swap	38,300/Barrels/day	$24.83	WTI
4th Quarter	Crude oil	Swap	39,500/Barrels/day	$25.00	WTI
May 14—December 31	Crude oil	Three Way Collar	8,000/Barrels/day	$19.28—$24.00—$31.00	WTI
April—December	Natural gas	Swap	20,000/Mmbtu/day	$4.45	Henry Hub
May 14—June 30	Natural gas	Swap	14,500/Mmbtu/day	$4.65	Waha Socal
3rd Quarter	Natural gas	Swap	10,500/Mmbtu/day	$4.50	Waha Socal
4th Quarter	Natural gas	Swap	14,500/Mmbtu/day	$4.64	Waha Socal
April—December	Natural gas	Collar	20,000/Mmbtu/day	$4.00 Floor—$5.15 Ceiling	Henry Hub
April-December	Natural gas	Collar	10,000/Mmbtu/day	$4.75 Floor—$5.67 Ceiling	Henry Hub
2005
1st Quarter	Crude oil	Swap	35,000/Barrels/day	$24.84	WTI
2nd Quarter	Crude oil	Swap	32,000/Barrels/day	$24.74	WTI
3rd Quarter	Crude oil	Swap	22,000/Barrels/day	$24.25	WTI
4th Quarter	Crude oil	Swap	22,000/Barrels/day	$24.25	WTI
1st Quarter	Crude oil	Collar	4,300/Barrels/day	$27.00 Floor—$31.75 Ceiling	WTI
2nd Quarter	Crude oil	Collar	6,800/Barrels/day	$27.00 Floor—$30.40 Ceiling	WTI
3rd Quarter	Crude oil	Collar	14,400/Barrels/day	$26.00 Floor—$30.03 Ceiling	WTI
4th Quarter	Crude oil	Collar	14,000/Barrels/day	$26.00 Floor—$29.33 Ceiling	WTI
1st Quarter	Natural gas	Swap	13,000/Mmbtu/day	$4.75	Waha Socal
2nd Quarter	Natural gas	Swap	9,500/Mmbtu/day	$4.66	Waha
3rd Quarter	Natural gas	Swap	5,000/Mmbtu/day	$4.40	Waha
4th Quarter	Natural gas	Swap	5,000/Mmbtu/day	$4.40	Waha
2006
January—December	Crude oil	Swap	15,000/Barrels/day	$25.28	WTI

Natural Gas Purchase Hedges
2004
May 14—December 31	Natural gas	Swap	8,000/Mmbtu/day	$3.91	Socal
May 14—December 31	Natural gas	Physical purchase	10,000/Mmbtu/day	$4.19	Socal
2005
1st Qtr—4th Qtr	Natural gas	Swap	8,000/Mmbtu/day	$3.85	Socal
1st Qtr—4th Qtr	Natural gas	Physical purchase	10,000/Mmbtu/day	$4.19	Socal

Notes:

1.	Acquisition of Nuevo. Estimates provided reflect the acquisition of Nuevo effective May 14, 2004.

2.	Estimated production volumes. Production estimates are based on historical operating performance and trends and our 2004 capital budget and assume that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. Estimated volumes from exploitation/exploration drilling are based on our risked assessment of the projects. Production estimates include the impact of downtime based on historical trends. Due to the high volume production from certain of our gas wells in Louisiana, downtime resulting from operational, weather and other issues make production from this area volatile and could cause our production to be lower than the estimated levels.

Production estimates reflect the sale of non-core producing properties in the first and second quarters of 2004. In the first quarter of 2004 we completed the sale of our interests in certain non-core producing properties in Illinois, New Mexico, Texas, Mississippi and Louisiana. On April 8, 2004, Nuevo entered into definitive agreements for the sale of the stock of its subsidiaries that hold oil and gas interests in the Republic of Congo. The sale of the Republic of Congo interests is subject to certain third party and governmental releases and consents and is expected to close in the second or third quarter of 2004. Production from the PXP assets sold and Nuevo assets held for sale averaged approximately 2,000 and 4,600 net barrels of oil equivalent per day in the first quarter of 2004, respectively. The foregoing first quarter production amounts for the PXP assets sold reflect production for a partial quarter as the assets were sold effective various dates during the quarter. Proved reserves associated with the PXP assets sold and Nuevo assets held for sale were approximately 23 MMBOE and 14 MMBOE, respectively, at December 31, 2003.

PXP will account for the Republic of Congo properties as an asset held for sale and will therefore not record revenues and expenses in income but will reflect these amounts as adjustments to the balance sheet account “Assets Held for Sale”. In addition, production volumes will not be recorded for the Republic of Congo assets. For informational purposes, the attached guidance table includes estimated production volumes for the Republic of Congo assets under the caption “Estimated Production Volumes – Assets Held for Sale.

3.	Estimated oil and gas price differentials. Our realized wellhead oil and gas prices are lower than the NYMEX index level as a result of area and quality differentials. We have locked in an average fixed price differential to NYMEX of approximately $4.50 per barrel on approximately 16,000-17,000 barrels per day of production for 2004 under the terms of our crude oil sales contracts. In addition, substantially all of the crude oil production from the California properties acquired from Nuevo is sold under a contract that provides for pricing based on a fixed percentage of the NYMEX crude oil price for each type of crude oil produced in California. Consequently, the actual price received for production from the properties acquired from Nuevo will vary with the production mix. The average differential for the second quarter as well as the second half of 2004 results in a net realized price of 82% of NYMEX for approximately 33,000-34,000 barrels per day of Nuevo production. The differentials included in our guidance estimate assume a NYMEX price of $25.00 per barrel for the remainder of 2004. Because the Nuevo contract is based on a percentage of NYMEX, lower or higher crude oil prices will result in a lower or higher differential for the Nuevo production. For example, if crude oil prices averaged $30.00 per barrel for the second half of 2004, our average differential would increase by approximately $0.60 per barrel. While the sales contracts do not reduce our exposure to price volatility, they do effectively eliminate the basis differential risk between the NYMEX price and the field price of our production, thereby facilitating the ability to effectively hedge our realized price.

Approximately 75% of our gas production is sold monthly off of industry recognized, published index pricing. The remaining 25% is priced daily on the spot market. Fluctuations between the two pricing mechanisms can significantly impact the overall differential to the Henry Hub.

4.	Production expenses. Production expenses include salaries and benefits of personnel involved in production activities, electric and fuel costs, maintenance costs, and other costs necessary to operate our producing properties. Actual expenses may vary from the estimates provided due to the level of repair and workover activity, increases in costs for materials and services, increases in costs for electricity and fuel and other factors. Per unit costs will increase if production is less than anticipated due to the fixed expense component of our production expenses that do not decrease if production levels decline.

Production expenses include the cost of natural gas used to generate steam which is injected into reservoirs to facilitate the production of heavy oil from certain of our California properties. The guidance estimates provided assume a natural gas price of $4.50 per MMBtu for the cost to purchase natural gas used in steam injection. In addition, as noted on the attached hedge summary we have hedged the purchase cost for a portion of the natural gas used in the steam injection. These hedges are included in the guidance estimates provided. We use approximately 32 MMcf of natural gas per day in steam injection. If natural gas prices increase to $6.00 per MMBtu our steam gas cost would increase by $0.30 per BOE, net of the impact of gas purchase hedges for the second half of 2004.

5.	Production and ad valorem taxes. Production and ad valorem taxes include (1) ad valorem taxes that are assessed on an annual basis based on the property value determined by the taxing authority and (2) production and severance taxes that vary depending on production levels and product prices. The taxes on our California properties consist primarily of ad valorem based taxes. Production taxes included in the estimates provided were calculated assuming a natural gas price of $4.50 per Mcf and a NYMEX oil price of $25.00 per barrel.

6.	Stock appreciation rights. The G&A estimates provided exclude any expense related to stock appreciation rights, which are subject to variable accounting. As a result, our results of operations will be affected by fluctuations in the price of our common stock. At the end of each quarter we compare the per share closing price of our common stock to the exercise price of each outstanding or unexercised stock appreciation right that is vested or for accounting purposes is deemed vested at the end of the quarter. This means that for accounting purposes, vesting occurs ratably over the vesting period. To the extent the closing price at the end of each period exceeds the exercise price, we recognize the excess as compensation expense to the extent not previously recognized. If the quarter-end closing price decreases compared to prior periods, we reduce compensation expense to the extent previously recognized. As of April 30, 2004 we had approximately 3.2 million SARs outstanding with an average exercise price of $10.06, of which 2.6 million of the SARs were deemed vested for accounting purposes. We will incur cash expenditures as SARs are exercised, but our common shares outstanding will not increase.

7.	General and administrative expense – noncash compensation expense. Estimated G&A expense includes noncash compensation expense, primarily related to restricted stock and restricted stock units granted to officers, directors and employees of the Company.

8.	Merger related expenses. Certain costs related to the Nuevo acquisition and the integration of the two companies will be recognized as an expense during 2004. Such costs include accounting system conversion and integration, severance and relocation costs and relocation related to consolidation of office locations. We expect that merger related costs will be approximately $3.5 million to $4.5 million in 2004. These costs are listed as a separate component of the G&A estimates provided because the amounts are difficult to estimate and we do not consider these expenses as a recurring cost of ongoing operations.

9.	DD&A – oil and gas. Our second quarter estimated DD&A rate through May 15, 2004 is approximately $4.55 per BOE. The Company estimates that the DD&A rate for the remainder of the year will be approximately $5.75-$6.00 per BOE including reserve volumes, costs incurred and future development costs related to the Nuevo acquisition. The post merger DD&A rate will depend on our final purchase price allocation and proved reserves associated with the acquisition.

The fourth quarter DD&A rate will be adjusted based on year-end 2004 proved reserve volumes. The DD&A rate is dependent upon our estimate of proved reserves including future development and abandonment costs as well as our level of capital spending. If the estimates of proved reserves decline, the rate at which we record DD&A expense increases, reducing our net income. This decline may result from lower oil and gas prices, which may make it uneconomic for us to drill and produce some of our reserves. In addition, increases in costs required to develop our reserves would increase the rate at which we record DD&A expense. We are unable to predict changes in future development costs as such costs are dependent on the success of our exploration and development program, as well as future economic conditions.

10.	Accretion of asset retirement obligation. Effective January 1, 2003 we adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires entities to record the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred. A legal obligation is a liability that a party is required to settle as a result of an existing or enacted law, statute, ordinance or contract. When the liability is initially recorded, the entity capitalizes the retirement cost of the related long-lived asset. Each period the liability is accreted to its then present value.

11.	Interest expense. Our interest expense will consist of interest on:

a.	$275 million of 8.75% Senior Subordinated Notes due 2012. Interest expense for this debt for the three months ended June 30, 2004 and six months ended December 31, 2004 will be $6.0 million and $12.0 million, respectively, including amortization of related premium.

b.	$150 million of 9.375% Senior Subordinated Notes due 2010 assumed in the Nuevo acquisition. Interest expense for this debt, before consideration of the interest rate swap, for the three months ended June 30, 2004 and six months ended December 31, 2004 will be $1.7 million and $6.2 million, respectively, including amortization of related premium. The premium is a result of the difference between the fair value on the merger date and the face amount of the debt. In connection with the Nuevo merger, we assumed an interest rate swap with a notional amount of $100 million under which the counter party pays us a weighted average fixed annual rate of 9.375% and we pay the counterparty a variable annual rate equal to the six-month LIBOR rate plus a weighted average rate of 5.02%. The foregoing amounts do not consider the tender offer for this debt that was commenced on May 17, 2004, including any costs associated with the tender.

c.	$115 million of 5.75% Nuevo TECONS assumed in the acquisition. Interest expense for the TECONS for the three months ended June 30, 2004 and six months ended December 31, 2004 will be $0.9 million and $3.4 million, respectively, including amortization of related discount. The discount is a result of the difference between the fair value on the merger date and the face amount of the TECONS.

d.	Amounts outstanding under our $500 million revolving credit facility. The revolving credit facility provides for grid pricing at LIBOR or Prime at our option plus a margin based on the percentage of the borrowing base then being utilized as follows:

	Less than 50%	50% to 74%	75% to 89%	>=90%
Libor Loans	1.25%	1.500%	1.750%	1.875%
Prime Loans	0.00%	0.250%	0.500%	0.625%
Commitment Fee	0.30%	0.375%	0.375%	0.500%

e.	Amounts outstanding under Nuevo’s $400 million revolving credit facility. The revolving credit facility provides for grid pricing at LIBOR plus a margin based on Nuevo’s debt to capitalization ratio:

Per Annum Fixed Rate Spread	Debt to Capitalization Ratio
0.875%	less than 45%
0.925%	45% or more but less than 50%
1.125%	50% or more but less than 55%
1.500%	55% or more but less than 60%
1.750%	60% or more

f.	Interest expense will be reduced by capitalized interest. We estimate we will capitalize approximately $0.7 million and $1.4 million of interest for the three months ended June 30, 2004 and six months ended December 31, 2004, respectively.

g.	We have an interest rate swap agreement that expires in October 2004 under which we receive LIBOR and pay 3.9% on a notional amount of $7.5 million.

12.	Book Tax Rate. We estimate that our total tax rate will be approximately 40%, consisting of a deferred tax rate of 37-39% and a currently payable rate of 1-3%. The actual rate may vary from the estimates provided due to changes in estimated capital expenditures, production levels, product prices and other factors. Our deferred and current tax rates are based on current estimates of taxable income.

13.	Weighted average equivalent shares outstanding. Estimated basic shares outstanding are based on shares outstanding on May 15, 2004. Estimated diluted shares are based on basic shares outstanding plus restricted stock, restricted stock units and stock options utilizing the treasury stock method. Prior to the Nuevo acquisition we did not have outstanding stock options. We issued approximately 560,000 stock options with exercise prices ranging from $5.84 to $27.12 in connection with the Nuevo merger. The options were issued for Nuevo options that remained outstanding after the completion of Nuevo’s tender offer. Because stock appreciation rights are payable in cash rather than stock, they are not a common stock equivalent and are not included in the earnings per share calculation.

14.	Write-downs under full cost ceiling test rules. Under the SEC’s full cost accounting rules, we review the carrying value of our proved oil and gas properties at the end of each quarter. Under these rules, capitalized costs of proved oil and gas properties (net of accumulated DD&A, and including deferred income taxes) may not exceed a “ceiling” equal to the present value (discounted at 10%) of estimated future cash flows from proved oil and gas reserves of such properties (including the effect of any hedging related activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values) and estimated future income taxes. The rules require that we price our future oil and gas production at the prices in effect at the end of each fiscal quarter and require a write-down if our capitalized costs exceed the “ceiling” even if prices decline for only a short period of time. We have had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that our estimate of discounted future net revenues from proved oil and gas reserves will change in the near term. If oil and gas prices decline significantly in the future, even if only for a short period of time, write-downs of our oil and gas properties could occur. Write-downs required by these rules do not directly impact our cash flows from operating activities.

15.	Goodwill. We recorded goodwill in connection with our 2003 acquisition of 3TEC Energy, or 3TEC, and we expect to record goodwill in connection with the acquisition of Nuevo. Goodwill represents the excess of the purchase price paid by us plus liabilities assumed, including deferred taxes recorded in connection with the acquisition, over the estimated fair market value of the tangible net assets acquired. Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair-value based test. Goodwill is deemed impaired to the extent of any excess of its carrying amount over the residual fair-value of the reporting unit. Any impairment could significantly reduce earnings during the period in which the impairment occurs, and would result in a corresponding reduction to goodwill and stockholders’ equity. The most significant factors that could result in the impairment of our goodwill would be significant declines in oil and gas prices and/or reserve volumes, which would result in a decline in the fair value of our oil and gas properties. Write-downs required by these rules do not directly impact our cash flows from operating activities.

16.	Oil and gas hedges. Oil and gas hedge positions reflect contracts in place as of the date of this report. Location and quality differentials attributable to our properties are not included in the hedge prices. The foregoing financial guidance does not include assumptions or projections with respect to potential gains or losses related to changes in fair value recognized pursuant to SFAS 133 for derivative instruments that do not qualify for hedge accounting or that are not designated as hedges, as there is no accurate way to forecast these potential gains or losses. Absent a stable oil price environment, the potential gains or losses related to SFAS 133 are likely to materially change reported net income and increase the volatility of reported net income due to non-cash mark-to-market gains or losses.

Certain of the derivative instruments assumed in connection with the acquisitions of 3TEC and Nuevo do not qualify for hedge accounting because the derivatives were out of the money at the acquisition date. In addition, the three-way collar assumed in connection with the Nuevo acquisition does not qualify for hedge accounting. At the acquisition date the Company records a liability for the fair value of the hedges and a corresponding increase to assets. In periods subsequent to the acquisition date, to the extent that the hedges settle for more or less than the liability recorded at the acquisition date, the difference is recognized in earnings as a noncash adjustment to oil and gas revenues or other income if the instrument does not qualify for hedge accounting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: May 27, 2004	/s/ Cynthia A. Feeback

Cynthia A. Feeback Senior Vice President-Accounting